Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-287303
Dated April 28, 2026

STEP Income Securities (STEPS®)

STEP Income Securities® Linked to the Common Stock of Salesforce, Inc.
Issuer	Barclays Bank PLC (“Barclays”). References on this page to “we,” “us” or “our” mean Barclays.
Principal Amount	$10.00 per unit
Term	Approximately one year and one week
Market Measure	The common stock of Salesforce, Inc. (the “Underlying Company”) (NYSE symbol: “CRM”)
Interest	14.00% per year, payable quarterly
Payout Profile at Maturity

• If the Ending Value is greater than or equal to 114.00% of the Starting Value, a payment of [$0.10 to $0.50] per unit

• 1-to-1 downside exposure to decreases in the Market Measure, with 100% of your principal at risk

Step Level	114.00% of the Starting Value
Step Payment	[$0.10 to $0.50] per unit, a return of [1.00% to 5.00%] over the principal amount, to be determined on the pricing date
Threshold Value	100% of the Starting Value
Preliminary Offering Documents	http://www.sec.gov/Archives/edgar/data/312070/000095010326006301/dp245597_424b2-8772baml.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

•	Depending on the performance of the Market Measure as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.
•	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
•	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level.
•	Your investment return is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any, and may be less than a comparable investment directly in the Market Measure.
•	Payments on the notes, including repayment of principal, are subject to the credit risk of Barclays and to the risk of exercise of any U.K. Bail-in Power or any other resolution measure by the relevant U.K. resolution authority. If Barclays becomes insolvent, is unable to pay its obligations, or any other resolution measure is exercised, you may lose your entire investment.
•	The initial estimated value of the notes on the pricing date is expected to be lower than their public offering price.
•	If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.
•	A trading market is not expected to develop for the notes.
•	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the Market Measure), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.
•	There may be potential conflicts of interest involving the calculation agents, which are Barclays and BofAS.
•	The Underlying Company will have no obligations relating to the notes, and none of us, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.
•	You will have no rights of a holder of the Market Measure, and you will not be entitled to receive shares of the Market Measure or dividends or other distributions by the Underlying Company.
•	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of the Underlying Company, we, MLPF&S, BofAS and our respective affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company.
•	The Redemption Amount will not be adjusted for all corporate events that could affect the Market Measure.
•	The U.S. federal income tax consequences of an investment in the notes are uncertain.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

Barclays Bank PLC (Barclays) has filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that Barclays has filed with the SEC for more complete information about Barclays and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Barclays's Central Index Key, or CIK, on the SEC website is 312070. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. Barclays faces risks that are specific to its business, and we encourage you to carefully consider these risks before making an investment in its securities.